INVESCO EMEA (EX UK)

CODE OF ETHICS

1 October 2015

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This revised Code of Ethics Policy (‘the Code’) applies to all Employees of all entities of Invesco EMEA (ex UK) (“Invesco”). It covers the following topics:

•	Prohibitions related to material, non-public information;

•	Personal securities investing; and

•	Service as a director and other business opportunities.

This Code also imposes on Employees certain restrictions and reporting obligations which are specified below. Adherence to this Code, both letter and spirit, is a fundamental and absolute condition of employment with Invesco.

The following Invesco Policies are referred to in this Code of Ethics and the latest version of each of these Policies can be found on the Compliance Europe Intranet Site (for EMEA (ex UK) regional policies) or the Legal, Compliance and Internal Audit intranet site (global policies):

•	Gifts, Benefits and Entertainment (Inducements) Policy;

•	Conflicts of Interest Policy;

•	Whistleblowing Policy;

•	Market Abuse Policy;

•	Fraud Policy;

•	Insider Trading Policy; and

•	Anti-Bribery Policy.

It is appreciated that no Code of Ethics can address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Every Employee should be alert to any actual, potential or appearance of a conflict of interest with Invesco’s clients and to conduct himself or herself with good judgment. Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions on the Employee, including suspension or dismissal. All Covered Persons are required to comply with applicable laws, rules and regulations and this Code. Covered Persons shall promptly report any violations of law or regulations or any provision of this Code of which they become aware to the Compliance Officer or his/her designee.

The requirements within this Code will apply in full to all permanent Invesco employees. In addition, there are individuals who, whilst not permanent Invesco Employees, have access to Invesco offices and/or systems who could therefore potentially acquire certain material, non-public information. The applicability of this Code to those individuals is as follows:

Independent Non-Executive Directors: subject to pre-clearance (through the local Compliance Team) and certification requirements on the purchase and sale of IVZ shares, the purchase and sale of Invesco affiliated investments, and in respect of outside interests.

Temporary staff, contractors, consultants, facilities staff and security and maintenance staff who have access to Invesco systems, the Code applies in full.

Auditors, staff seconded from Legal or Accountancy Firms, Actuarial Function Holder: the Code will apply in full unless Invesco is satisfied that the individual is subject to an equivalent Code.

Cleaning Staff: Code requirements will not apply.

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Where individuals do not have access to STAR, or do not accept the use of STAR due to the transfer of personal data to the Compliance staff outside of the European Union, the distribution of the Code, the pre-clearance of transactions and other notifications will occur directly with the Compliance Department. Inquiries regarding these requirements should be directed to your local Compliance Officer.

1	STATEMENT OF FIDUCIARY PRINCIPLES

1.1	As a fiduciary, Invesco owes an undivided duty of loyalty to its clients. It is Invesco’s policy that all Employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

1.2	The Code is designed to ensure, among other things, that the personal securities transactions of all Employees are conducted in accordance with the following general principles:

1.2.1	A duty at all times to place the interests of Invesco’s clients first and foremost;

1.2.2	The requirement that all personal securities transactions be conducted in a manner consistent with this Code and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an Employee’s position of trust and responsibility; and

1.2.3	The requirement that Employees should not take inappropriate advantage of their positions.

1.3	Invesco’s policy is to avoid actual or apparent conflicts of interest but, where they unavoidably occur, to record, manage, and disclose them to prevent abuse and protect our clients, Employees and other counterparties.

1.4	Invesco does not make political contributions with corporate funds. No Employees may, under any circumstances, use company funds to make political contributions, nor may you represent your personal political views as being those of the company.

1.5	Invesco seeks to do business with clients and suppliers on a fair and equitable basis. Employees may not accept or provide gifts, entertainment or other non-monetary benefits of an unreasonable value which could create a conflict with the duty owed to clients. Any limits imposed by our business unit’s policies, local laws, or regulations with respect to the acceptance or provision of gifts, entertainment and non-monetary benefits must be complied with. Invesco lays down written standards regarding the nature of gifts, benefits and entertainment, with strict monetary and frequency limitations. Only gifts, benefits and entertainment which comply with regulatory requirements and internal standards, are designed to enhance the quality of service to customers and do not create conflicts of interest, can be given or received. Subject to regulatory requirements and internal limits, the types of benefits which may be given or received by the Invesco Group include: gifts, hospitality and promotional competition prizes; joint marketing exercises; participation in seminars and conferences; provision of technical services and information technology; training; and travel and accommodation expenses.

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1.6	Invesco does not tolerate bribery. Employees must not offer, give, request, or agree to accept or accept financial or non-financial advantages of any kind where the purpose is to influence a person to behave improperly in their decisions or actions or to reward them for having done so. Charitable donations must not be made as an inducement or reward for improper behaviour. Unofficial payments to speed up routine government or other processes must never be made, however small. These restrictions apply to Invesco staff and to anybody appointed to act on Invesco’s behalf and cover relationships with prospective or existing clients or business partners. Further information can be found in the Anti-Bribery Policy.

1.7	Legislation exists to protect Employees who ‘blow the whistle’ about wrongdoing within the firm. This legislation encourages Employees to raise concerns internally in the first instance. Invesco Employees should feel able to raise any such concerns internally, confident that it will be dealt with properly and that all reasonable steps will be taken to prevent victimisation. If Employees wish to report concerns anonymously they can call the Invesco Whistleblower Hotline using the toll-free telephone numbers below which vary depending on your location:

Austria: 0800-291870

Belgium: 0800-77004

Czech Republic: 800-142-550

France: 0800-902500

Germany: 0800-1016582

Ireland: 1800615403

Italy: 800-786907

Netherlands: 0800-0226174

Spain: 900-991498

Sweden: 020-79-8729

Switzerland: 0800-562907

Employees may also report their concerns by visiting the Invesco Whistleblower Hotline website at: www.invesco.ethicspoint.com. To ensure confidentiality, this telephone line and website is provided by an independent company and is available twenty-four hours a day, seven days a week. All submissions to the Invesco Whistleblower Hotline will be reviewed and handled in a prompt, fair, and discreet manner. Employees are encouraged to report questionable practices so that Invesco has an opportunity to address and resolve these before they become more significant regulatory or legal issues.

1.8	It is Invesco policy, in the context of being an Asset Manager, to treat its customers fairly.

1.9	No Employee should have ownership in or other interest in or employment by any outside concern which does business with Invesco Ltd. This does not apply to stock or other investments in a publicly held company, provided that the stock and other investments do not, in the aggregate, exceed 5% of the outstanding ownership interests of such company. Invesco Ltd. may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management or the Board of Directors, as appropriate, concludes that such ownership interests will not adversely affect Invesco’s business interests or the judgment of the affected staff.

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1.10	Employees are prohibited from using personal hedging strategies or remuneration or liability related contracts of insurance to undermine any risk alignment effects embedded in their remuneration arrangements. This includes, for instance, entering into an arrangement with a third party under which that third party will make payments directly, or indirectly, to the Employee that are linked to, or commensurate with, the amounts by which the Employee’s remuneration is subject to reductions arising from the implementation of EU Directives and associated legislation and regulation.

2	MATERIAL, NON-PUBLIC INFORMATION

2.1	Restriction on Trading or Recommending Trading Each Employee is reminded that it constitutes a violation of law and/or market abuse regulations for any person to trade in or recommend trading in the securities of a company while in possession of material, non-public information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company. Violations of law and regulations may give rise to civil as well as criminal liability, including the imposition of monetary penalties or prison sentences upon the individuals involved. Tippees (i.e, persons who receive material, non-public information) also may be held liable if they trade or if they do not trade but pass along such information to others.

2.2	What is material, non-public information? ‘Material information’ is any information about a company which, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by an average investor in deciding whether to purchase or sell those securities. Examples of information which should be presumed to be “material” are matters such as dividend increases or decreases, earnings estimates by the company, changes in the company’s previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events which would be viewed as having materially altered the “total mix” of information available regarding the company or the market for any of its securities.

2.3	‘Non-public information’, often referred to as ‘inside information,’ is information that has not yet been publicly disclosed. Information about a company is considered to be non-public information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation. Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations involving a relationship between a company and its lawyers, investment bankers, financial printers, Employees, technical advisors and others. This list is not exhaustive and the types of fiduciary relationships and the way in which they are formed are extensive.

2.4	Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release). Someone with access to inside information may not

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“beat the market” by trading simultaneously with, or immediately after, the official release of material information.

2.5	The responsibility of ensuring that the proposed transaction does not constitute insider dealing or a conflict with the interests of a client remains with the relevant Employee and obtaining pre-clearance to enter into a transaction under Section 3.3 below does not absolve that responsibility.

2.6	Invesco is in a unique position, being privy to market research and rumours and being privy also to information about its clients which may be public companies. Invesco Employees must be aware and vigilant to ensure that they cannot be accused of being a party of any ‘insider dealing’ or market abuse situations.

2.7	In particular, the following investment activities must not be entered into without carefully ensuring that there are no implications of insider trading:

2.7.1	Trading in shares for a client in any other client of Invesco which is a Company quoted on a recognised stock exchange.

2.7.2	Trading in shares for a client in a quoted company where Invesco:

i)	obtains information in any official capacity which may be price sensitive and has not been made available to the general public.

ii)	obtains any other information which can be substantiated in connection with a quoted company which is also both price sensitive and has not been made available to the general public.

2.7.3	Manipulation of the market through the release of information to regular market users which is false or misleading about a company.

2.7.4	Release of information about a company that would have the effect of distorting the market in such a way to be considered market abuse.

2.8	Reporting Requirement. Whenever an Employee believes that he or she may have come into possession of material, non-public information about a public company, he or she personally must immediately notify the Compliance Department and should not discuss such information with anyone else including Invesco Employees and should not engage in transactions for himself, herself, or others including Invesco clients.

2.9	Upon receipt of such information, the Compliance Department will include the company name on the ‘IVZ Restricted List’ in respect of which no transactions may be entered into. This list will be advised to the Equity dealing desk and no discussion will be entered into.

2.10	Confidentiality. No information regarding the affairs of any client of Invesco may be passed to anyone outside Invesco unless specifically requested by law, regulation or court order. In any

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event, the Compliance and Legal Departments must be consulted prior to furnishing such information.

2.11	Employees should maintain the confidentiality of information entrusted to them by the Company and their fellow Employees. Employees shall take all reasonable efforts to safeguard such confidential information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties. While accessing and utilising internal applications and systems, employees must access such information solely to the extent it is mandatory to perform their task and not to access any other data which is not necessary. External publication or distribution of internal company information, policies or procedures is prohibited except when disclosure is properly authorised by the functional owner of the information or legally mandated. Employees should make all reasonable efforts to safeguard such information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties.

2.12	Sanctions. Any Employee, who knowingly trades or recommends trading while in possession of material, non-public information, may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

3	PERSONAL INVESTING ACTIVITIES, PRE-CLEARANCE AND PRE-NOTIFICATION REQUIREMENTS

3.1	Transactions covered by this Code All transactions (other than transactions described in section 3.2) in investments made for “Covered Accounts” are subject to the pre-clearance procedures, trading restrictions, pre-notification and reporting requirements described below, unless otherwise indicated. For a list of the types of Employee and other accounts which are “Covered Accounts”, please see the definition in Appendix A.

3.2	Transactions in the following investments (“Exempt Investments”) are not subject to the trading restrictions or other requirements of this Code and do not need to be pre-notified, pre-cleared, or reported other than as described below:

3.2.1	Registered unaffiliated (e.g. Schroders) open-ended Collective Investment Schemes (CIS) including; open-ended mutual funds, open-ended investment companies/ICVCs/SICAVs or unit trusts - but not Exchange-Traded Funds (ETFs) or closed-end funds, e.g. Investment Trusts;

3.2.2	Securities which are direct obligations of an OECD country (e.g. US Treasury Bonds);

3.2.3	In-specie transfers; and

3.2.4	Bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments including repurchase agreements.

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Employees are required to provide statements for all Covered Accounts as described in Section 7.4. If an account has the ability to invest in Covered Securities, the account is considered a Covered Account and the full statement must be provided to Compliance including information regarding Exempt Investments.

Transactions which require pre-notification and pre-clearance

3.3	Pre-Clearance

3.3.1	Transactions in a Covered Account which must be notified to the Compliance department for pre-clearance, regardless of whether the order is placed directly or through a broker/adviser, include the following (“Covered Securities”):

•	buys or sales of ordinary securities, equivalent securities, venture capital schemes such as Venture Capital Trusts (VCTs), Investment Trusts and Exchange Traded Funds (ETFs), including any of these investments which are held within a product/wrapper.

•	buys, sales, or switches in Invesco UK ICVCs, GPR/Cross Border Funds, Pension Funds or other affiliated schemes, including any of these investments which are held within an unaffiliated product/wrapper e.g. Invesco funds managed by an unaffiliated pension provider.

All Employees must receive prior approval using the STAR Compliance system or from the IVZ Global Code of Ethics Team in order to engage in a personal securities transaction in a Covered Security.

Pre-clearance will not be given if the proposed personal securities transaction is in conflict with any of the rules outlined in this Policy, including the Blackout Rule.

3.3.2	The Pre-clearance Process

For those using STAR the pre-clearance process involves the following steps:

•	The proposed trade must be entered into the STAR Compliance system.

•	The STAR Compliance system will confirm if there is any Client activity in the same or equivalent security currently on the trading desk and verify if there have been any transactions within the corresponding Blackout Rule period (refer to section 4.1.2).

•	The STAR Compliance system will check to see if the security is on the restricted list (refer to section 4.1.1).

•	If any potential conflicts are identified by the STAR Compliance system, the request will be reviewed by the IVZ Global Code of Ethics Team.

•	An automated response will be received by the Employee for all pre-approval requests indicating whether the transaction has been approved or denied.

For those without access to STAR, please refer to the pre-clearance form at Appendix D.

3.3.3	Executing Approved Transactions

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All authorised personal securities transactions must be executed on the same business day. If the trade is not executed within this time period, a new pre-clearance request must be submitted and approved if the Employee still intends to trade in that security.

All approved trades that are not executed must be retracted in the STAR Compliance system by the Employee.

No order for a securities transaction for which pre-clearance authorisation is sought may be placed prior to the receipt of authorisation of the transaction. Employees may be requested to reverse any trades processed without the required pre-approval. Any costs or losses associated with the reversal are the responsibility of the Employee. The Employee may also be asked to disgorge any profits from the trade.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except in the following situations:

•	Approval is granted after the close of trading day. In this case, approval is valid through the next trading day.

•	Where an employee submits a request for a security that is trading on a market that is not open when the request is submitted and receives approval for the trade, the trade must be completed prior to closing of the market immediately following approval.

3.3.4	Copies of the relevant contract notes (or equivalent) must be sent to codeofethicsemeaexuk@invesco.com. This must be done in a timely manner.

For those not accessing STAR the details of where to provide contract notes is noted in the pre-clearance form.

3.4	Transactions that do not need to be pre-cleared. The pre-clearance requirements (and the trading restrictions on personal investing described below) do not apply to the following transactions:

3.4.1	Discretionary Accounts. Transactions effected in any Covered Account over which the Employee has no direct or indirect influence or control (a “Discretionary Account”). An Employee shall be deemed to have “no direct or indirect influence or control” over an account only if all of the following conditions are met:

i)	investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the Employee; and

ii)	the Employee certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary; and

iii)	the advisor also certifies in writing that he or she will not discuss any potential investment decisions with the owner of the account or the Employee; and

iv)	duplicate periodic statements are provided to the IVZ Global Code of Ethics Team.

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v)	the Compliance Department has determined that the account satisfies the foregoing requirements.

3.4.2	Governmental Issues. Investments in the debt obligations of state and municipal governments or agencies.

3.4.3	Non-Volitional Trades. Transactions which are non-volitional on the part of the Employee (such as the receipt of securities pursuant to a stock dividend or merger).

3.4.4	Automatic Transactions Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

3.4.5	Rights Offerings Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security. Employees must, however, pre-clear transactions for the acquisition of such rights from a third party or the disposition of such rights.

3.4.6	Independent Non-Executive Director’s Transactions Transactions in securities, except for Invesco Ltd. shares and/or Investment Trusts and other affiliated funds managed by Invesco, by Independent Non-Executive Directors. Transactions by Independent Non-Executive Directors will be pre-cleared outside of STAR Compliance.

3.4.7	Pre-clearance exempt ETFs. Transactions executed in ETFs named on the Pre-clearance Exempt ETF List which is available on the Invesco intranet.

3.4.8	Note that all of the transactions described in paragraphs 3.4.1. to 3.4.7, while not subject to pre-clearance, are nevertheless subject to all of the reporting requirements set forth below in paragraph 7.3. This must be done in a timely manner after the transaction.

4	TRADE RESTRICTIONS ON PERSONAL INVESTING

4.1	All transactions in Covered Accounts which are subject to the pre-clearance requirements specified in this Code are also subject to the following trading restrictions:

4.1.1	Restricted Lists Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

4.1.2	Blackout Periods An employee may not buy or sell, or permit any Covered Account to buy or sell, a security or any instrument if there is conflicting activity in an Invesco Client account.

Non-Investment Personnel.

•	may not buy or sell a Covered Security within two trading days before or after a Client trades in that security; and

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

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Investment Personnel.

•	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security; and

•	may not buy or sell a Covered Security if there is a Client order on that security with the trading desk.

De Minimis Exemptions. Compliance will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:

o Equity de minimis exemptions.

• If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the FTSE 100 Index, DAX Index, CAC 40 Index or any of the other main indices globally included on the De Minimis Indices List which can be accessed on the Invesco intranet using the following link:

http://sharepoint/sites/Compliance-COE-NA/Training/Documents/De%20Minimis%20Indices%20List.pdf.

• If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided that there is no conflicting client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.

o Fixed income de minimis exemptions. If a Covered Person does not have knowledge of trading activity in a particular fixed income security he or she may execute up to EUR €70,000 of par value of such security in a rolling 30-day period.

The automated review system will confirm that there is no activity currently on the trading desk on the security involved in the proposed personal securities transaction and will verify that there have been no Client transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the blackout period is the last three trading days.

For Investments, Portfolio Administration and IT personnel, Compliance will also check the trading activity of affiliates with respect to which such personnel have access to transactional information to verify that there have been no Client transactions in the requested security during the blackout period. Compliance will notify the Covered Person of the approval or denial of the proposed personal securities transaction.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business/trade day only, except that if approval is granted after the close of

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the trading day such approval is good through the next trading day (see section 3.3.3). If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval.

4.1.3	In the event there is a trade in a client account in the same security or instrument within a blackout period, the Employee may be required to close out the position and to disgorge any profit to a charitable organisation chosen by Invesco Compliance.

4.1.4	Invesco Ltd. Securities

1. No Employee may effect short sales of Invesco Ltd. securities.

2. No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd.’s securities, on an exchange or any other organized market.

3. For all Covered Persons, all transactions, including transfers by gift, in Invesco Ltd. Securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “blackout” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

4. Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the reporting requirements specified in Section 7.3 of this Code.

Any Employee who becomes aware of material non-public information about Invesco is prohibited from trading in Invesco Securities. Full details of the Invesco stock transaction Pre-Clearance Guide and restrictions for all Employees of Invesco can be found in Appendix B.

4.1.5	Invesco Investment Trusts Staff dealing in Invesco Investment Trusts will also be subject to closed periods as dictated by each of the Trusts.

4.1.6	Affiliated Funds such as the Cross Border Product Range, PowerShares ETFs, French domiciled UCITS and other affiliated schemes will be subject to the Short-Term Trading restrictions (60 day rule - see 4.1.7). Any preferential rate of sales charge allowed to staff will be withdrawn in circumstances where it is apparent that the Employee has traded on a short-term basis in those shares i.e. where previous transactions by that person have resulted in the short-term holding of those investments. Shares of affiliated schemes will not be accepted for redemption if the funds themselves are closed for redemption due to the effects of subsequent market or currency movements.

4.1.7	Short-Term Trading Profits It is Invesco’s policy to restrict the ability of Employees to benefit from short-term trading in securities and instruments. Employees must disgorge profits made on the sale of any security or

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instrument held less than 60 days. This section (4.1.7) will not apply to Financial Spread Betting transactions which have been approved under the Exceptions section (4.1.16) of this Policy.

4.1.8	Initial Public Offerings No Employee may purchase or permit any Covered Account to purchase a security offered pursuant to an initial public offering, except in a Venture Capital Trust or Real Estate Investment Trust (REIT), wherever such offering is made. However where the public offering is made by a Government of where the Employee is resident and different amounts of the offering are specified for different investor types e.g. private and institutional, the Compliance Officer may allow such purchases after consultation with the EMEA functional lead.

4.1.9	Privately-Issued Securities Employees may not purchase or permit a Covered Account to purchase or acquire any privately-issued securities, other than in exceptional cases specifically approved by the Compliance Officer after consultation with the EMEA functional lead (e.g. where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client).

4.1.10	Employees, however, may invest in interests in private investment funds (i.e. hedge funds) that are established to invest predominantly in public securities and instruments, subject to the pre-clearance procedures, trading restrictions and reporting requirements contained in this Code. Employees may also invest in residential co-operatives and private recreational clubs (such as sports clubs, country clubs, luncheon clubs and the like) for their personal use; such investments are not subject to the pre-clearance procedures, trading restrictions and reporting requirements unless the Employee’s investing is part of a business conducted by the Employee. Such ownership should be reported to the Compliance Officer.

4.1.11	Short Sales An Employee may not sell short a security.

4.1.12	Financial Spread Betting Employees may not enter into Financial Spread betting arrangements unless they have applied in writing to do so under the Exceptions section of this Policy (4.1.16) and have received written confirmation that this is permitted. Exceptions will not be granted for Financial Spread Betting on single stocks but, depending on the circumstances, spread betting on Foreign Exchange Rates, Main Indices and Government Bonds may be allowed on an exceptions basis.

4.1.13	Futures Employees may not write, sell or buy exchange-traded futures, synthetic futures, swaps and similar non-exchange traded instruments.

4.1.14	Investment Clubs Employee participation in an investment club is prohibited.

4.1.15	Exchange Traded Funds (ETFs) Employees must seek pre-clearance for transactions in respect of ETFs (including non-

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affiliated ETFs) unless the ETF in question is on the Pre-clearance Exempt ETF List. ETFs are Covered Securities and are still subject to requirements and limits on personal investing as described in sections 4 and 7, irrespective of whether pre-clearance is required.

4.1.16	Exceptions The EMEA functional lead, local Head of Office and the Director of Compliance EMEA (ex UK) (or their designees) may together, on a case by case basis, grant exceptions from these trading restrictions upon written request. Any exceptions granted will be reported to the local Board of Directors at least annually.

5	ECONOMIC OPPORTUNITIES, CONFIDENTIALITY AND OUTSIDE DIRECTORSHIPS

5.1	In order to reduce potential conflicts of interest arising from the participation of Employees on the boards of directors of public, private, non-profit and other enterprises, all Employees are subject to the following restrictions and guidelines:

5.1.1	An Employee may not serve as a director of a public company without the approval of the Compliance Officer after consultation with the EMEA functional lead and the Head of Office.

5.1.2	An Employee may serve on the board of directors or participate as an adviser or otherwise, or advisers of a private company only if:

(i)	client assets have been invested in such company and having a seat on the board would be considered beneficial to our clients interest; and

(ii)	service on such board has been approved in writing by the Compliance Officer after consultation with the EMEA functional lead and the Head of Office. The Employee must resign from such board of directors as soon as the company contemplates going public, except where the Compliance Officer (after consultation with the EMEA functional lead and the Head of Office) has determined that an Employee may remain on a board. In any event, an Employee shall not accept any compensation for serving as a director (or in a similar capacity) of such company; any compensation offered shall either be refused or, if unable to be refused, distributed pro rata to the relevant client accounts.

5.1.3	An Employee must receive prior written permission from the local Head of Office (after consultation with the Compliance Officer) or his designee before serving as a director, non-executive director, trustee or member of an advisory board of either:

(i)	any non-profit or charitable institution; or

(ii)	a private family-owned and operated business.

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5.1.4	An Employee may serve as an officer or director of a residential co-operative, but must receive prior written permission from the local Head of Office (after consultation with the Compliance Officer) before serving as a director if, in the course of such service, he or she gives advice with respect to the management of the co-operative’s funds.

5.1.5	If an Employee serving on the board of directors or advisers of any entity comes into possession of material, non-public information through such service, he or she must immediately notify the Compliance Officer.

5.1.6	An Invesco Employee shall not take personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself. Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship. Employees must not disclose information relating to a client’s intentions, activities or portfolios except:

i)	to fellow Employees, or other agents of the client, who need to know it to discharge their duties; or

ii)	to the client itself.

5.1.7	Employees may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Employee or Invesco.

5.1.8	If an Employee or immediate family member stands to materially benefit from an investment decision for an Advisory Client that the Employee is recommending or participating in, the Employee must disclose that interest to persons with authority to make investment decisions and to the local Compliance Officer. Based on the information given, a decision will be made on whether or not to restrict the Employee’s participation in causing a client to purchase or sell a Security in which the Employee has an interest.

5.1.9	An Employee must disclose to those persons with authority to make investment decisions for a Client (or to the Compliance Officer if the Employee in question is a person with authority to make investment decisions for the Client), any Beneficial Interest that the Employee (or immediate family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Employee (or immediate family) or the appearance of impropriety. The person to whom the Employee reports the interest, in consultation with the Compliance Officer, must determine whether or not the Employee will be restricted in making investment decisions.

6	CLIENT INVESTMENTS IN SECURITIES OWNED BY INVESCO EMPLOYEES

6.1	General Principles In addition to the specific prohibitions on certain personal securities transactions as set forth herein, and in-line with the requirements of the Fraud Policy, all Employees are prohibited from:

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6.1.1	Employing any device, scheme or artifice to defraud any prospect or client;

6.1.2	Making any untrue statement of a material fact or omitting to state to a client or a prospective client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

6.1.3	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any prospect or client;

6.1.4	Engaging in any manipulative practice with respect to any prospect or client;

6.1.5	Revealing to any other person (except in the normal course of his or her duties on behalf of a client) any information regarding securities transactions by any client or by Invesco, or

6.1.6	Revealing to any other person (except in the normal course of his or her duties on behalf of a client) the consideration of any securities transactions by any client or by Invesco.

7	CERTIFICATIONS AND REPORTING REQUIREMENTS

7.1	This Code forms part of an employee’s contract of employment and any breach may be grounds for disciplinary action up to and including summary dismissal.

7.2	In order to implement the general principles, restrictions and prohibitions contained in this Code, each Employee is required to provide the following certifications and reports described in sections 7.2 to 7.4 below.:

7.2.1 On commencing employment at Invesco, each new employee shall receive a copy of the Code and will be expected to confirm that they understand and accept this Code within 10 days of commencing employment.

7.2.2 New employees are also required, within 10 days of commencing employment, to provide the following to the Compliance Department:

(i)	a list of all Covered Accounts (see Initial Holdings Report 7.3.1); and

(ii)	details of any directorships (or similar positions) of for-profit, non-profit and other enterprises.

7.3	Employees are required to sign-off and submit various reports in the STAR Compliance system as detailed in sections 7.3.1 to 7.3.4 below. Employees that do not hold any Covered Securities or Covered Accounts are still required to sign-off on these reports.

7.3.1 Initial Holdings Reports. Within 10 calendar days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by reporting the following

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information (the information must be current within 45 days of the date the person becomes a Covered Person):

•	A list of all security holdings, including the name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Interest. A Covered Person may have a Beneficial Interest in securities held by members of their immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

•	The security identifier (CUSIP, symbol, etc.);

•	The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

•	The date that the report is submitted by the Covered Person

7.3.2 Quarterly Transactions Reports. All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect Beneficial Interest:

•	The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

•	The nature of the transaction (buy, sell, etc.);

•	The security identifier (CUSIP, symbol, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted to Compliance.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions that do not require pre-clearance such as transactions made through an Automatic Investment Plan/Dividend Reinvestment Plan or Exempt Investments (refer to section 3.2).

Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a retirement vehicle, including plans sponsored by Invesco or its affiliates).

The report shall include:

•	The date the account was established;

•	The name of the broker-dealer or bank; and

•	The date that the report is submitted to Compliance.

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Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

7.3.3 Annual Holdings Reports. All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to Compliance:

•	The security name and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Interest;

•	The security identifier for each Covered Security (CUSIP, symbol, etc.);

•	The name of the broker-dealer or bank with or through which the security is held;

•	With respect to Discretionary Accounts, if any, certifications that such Employee does not discuss any investment decisions with the person making investment decisions;

•	With respect to any non-public security owned by such Employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar year; and

•	The date that the report is submitted by the Covered Person to Compliance.

7.3.4 Certification of Compliance. All Covered Persons must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. If material changes are made to the Code during the year, these changes will also be reviewed and approved, where required, by the relevant board/management committee.

All Covered Persons must certify within 30 days of the effective date of the amended code that they have read and understand the Code and recognise that they are subject to the Code. On an annual basis, Employees are required to provide an updated list of the following to Compliance:

i)	directorships (or similar positions) of for-profit, non-profit and other enterprises;

ii)	potential conflicts of interest identified which have not yet been reported to the Compliance Department; and

iii)	potential Fiduciary or Treating Customers Fairly issues identified which have not yet been reported to the Compliance Department/ escalated through appropriate reporting channels.

7.4	Confirmations and Statements.

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In respect of each covered personal securities transaction involving a Covered Security, Employees are encouraged to direct their brokers to deliver to the Invesco Compliance Department, duplicate trade confirmations and account statements for their Covered Accounts in a timely manner. If duplicate contract notes are not provided by the broker, the Employee must provide the statements directly to Compliance in a timely manner following a trade or receipt of a periodic statement. In addition, Employees must provide duplicate trade confirmations and account statements directly to the Compliance upon request.

Material breaches and concerns are reported to Invesco boards, and/or committees of same, as appropriate.

7.5	Exempt Investments Confirmations, periodic statements, and periodic reports need not be provided with respect to Exempt Investments (see 3.2). If an account has the ability to hold both Covered Securities and Exempt Investments, the periodic statement will need to be provided and may include information regarding Exempt Investments.

7.6	Disclaimer of Beneficial Interest Any report required under this Code may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial interest of the security to which the report relates.

7.7	Annual Review The Compliance Officer will review the Code on an annual basis and as necessary, in light of legal and business developments and experience in implementing the Code, and will prepare a report, where required/appropriate, to the relevant board/management committee that:

7.7.1	summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year,

7.7.2	identifies any violations requiring significant remedial action during the past year, and

7.7.3	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations

8	MISCELLANEOUS

8.1	Interpretation The provisions of this Code will be interpreted by the Compliance Officer. Questions of interpretation should be directed in the first instance to the Compliance Officer or his/her designee or, if necessary, with the Compliance Officer of another Invesco entity. The interpretation of the Compliance Officer is final.

8.2	Sanctions Compliance will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

Invesco may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the personal security

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transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

Any violations of this Code and sanctions therefore will be reported to the local Board of Directors at least annually.

8.3	Effective Date This revised Code shall become effective as of 1 October 2015.

8.4	IVZ Global Code of Ethics Team Contact Information You may direct any questions regarding this Code to the IVZ Global Code of Ethics Team by email to codeofethicsEMEAexUK@invesco.com. If you are not utilising STAR please refer your queries to local Compliance.

2015 Code of Ethics EMEA (ex UK) Page 21 of 28

9	SPECIFIC PROVISIONS FOR EMPLOYEES OF INVESCO REAL ESTATE AND EMPLOYEES ASSOCIATED WITH REAL ESTATE TRANSACTIONS UNDERTAKEN BY INVESCO:

9.1	The purpose of this section is to ensure all personal real estate transactions and financing of Employees are conducted
•	to place the interests of Invesco’s clients first,

•	to avoid any actual, potential or appearance of a conflict of interest,

•	to avoid any abuse of an Employee’s position of trust and responsibility and

•	to avoid the possibility that Employees would take inappropriate advantage of their positions.

9.2	The requirements in these sections are an addition to rather than a substitute of all other requirements made in the Code of Ethics.

Restrictions

Any Employee who:

•	knowingly invests in real estate or recommends investments in real estate while in possession of material, non-public information,

•	informs somebody (outside of Invesco or the client) about a real estate investment or about a client using information he has received through his employment with Invesco may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

These restrictions also apply to investments undertaken by third parties on the Employee’s account or by the Employee for another person.

Definitions

‘Material information’ is any information about a real estate investment which, if disclosed, is likely to affect the market price of a real estate investment. Examples of information which should be presumed to be “material” are matters such as income from property, pollution of the premises, earnings estimates of a real estate project development plans or changes of such estimates, or forthcoming transformation of land into building land prior to public planning.

‘Non-public information’ is information that is not provided by publicly available sources. Information about a real estate investment is considered to be non-public if it is received under circumstances which indicate that such information may be attributable, directly or indirectly, to any party involved in the real estate project or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary duty. An example of non-public information related to real estate investments is the desire or need of a client to sell a real estate investment.

In particular, the following activities must not be entered into without carefully ensuring that there are no implications of insider trading and no appearance of a conflict of interest:

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1.	Personally investing in real estate for a client when another client or a business partner of Invesco is involved in setting up and selling the investment. e.g. as an intermediary or a financier.

2.	Entering into a private real estate transaction or financing when any cost or fees brought forth by it are other than at arm’s length.

3.	Taking personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself.

4.	Investing in real estate for a client where Invesco has access to information which may be price sensitive.

5.	Manipulation of the market through the release of information to regular market users which is false or misleading about a company or a real estate investment.

6.	Release of any information (except in the normal course of his or her duties as an Employee of Invesco) about a client’s considerations of a real estate investment.

7.	Personally engaging in real estate investments and thereby using information received through the employment with Invesco.

Personal Investing Activities, Pre-Clearance and Pre-Notification

Prior to engaging in any private real estate transaction the Employee must fully disclose the transaction or financing to the local compliance officer along with details of any non-public information held by the Employee. Further detail may be requested by Compliance including an independent valuation or confirmation of purchase price.

It will only be permitted if it is not contrary to the interests of Invesco or the clients of Invesco. In the event that such an engagement was entered into before the Employee has joined Invesco and it is a commercial investment (not inhabited by the Employee or family members), it must be disclosed upon employment.

Disclosure of the transaction is also required if the Employee acts as an authorised agent, if the transaction is undertaken by a third party for the account of the Employee or if a transaction one in which an Employee has indirect financial interest or indirect benefit, such as those in the name of the Employee’s spouse, civil partner, or child living in the same household.

Compliance will without delay inform the Employee about the decision. If the permission for a particular investment is given, a time limit of one year applies to the actual engagement in this specific investment.

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APPENDIX A

DEFINITIONS

1.	‘Advisory Client’ means any client (including both investment companies and managed accounts) for which Invesco serves as an investment adviser, renders investment advice, or makes investment decisions.

2.	‘Beneficial Interest’ means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts.

3.	A ‘Covered Account’ is defined for purposes of this Policy as any account:

•	Where the Employee is the registered owner of the securities in the account, thereby having a direct financial interest or benefit from the account; or

•	In which an Employee has indirect financial interest or indirect benefit, such as accounts held in the name of the Employee’s spouse, civil partner, or child living in the same household.

•	In which an Employee has direct control, such as any account for which the Employee has a power of attorney or trading authorization, trust accounts on which the Employee is appointed a trustee, or corporate accounts for which the Employee is an authorised signing officer.

The examples provided above are not all-inclusive. There may be other account types and registrations not listed above that are considered covered for the purposes of this Policy.

4.	‘Employee’ means a person who has a contract of employment with an Invesco Company within Europe (excluding UK); including consultants, contractors or temporary Employees.

5.	‘Equivalent Security’ means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds and other obligations of that company.

6.	‘Fund’ means an investment company for which Invesco serves as an adviser or subadviser.

7.	‘High quality short-term debt instruments’ means any instrument having a maturity at issuance of less than 366 days and which is treated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

9.	‘Initial Public Offering’ means any security which is being offered for the first time on a Recognised Stock Exchange.

10.	‘Open-Ended Collective Investment Scheme’ means any Open-ended Investment Company, US Mutual Fund, UK ICVC or Irish Unit Trust, Luxembourg SICAV, French SICAV or Bermuda Fund.

11.	‘Securities Transaction’ means a purchase of or sale of Securities.

12.	‘Security’ includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

2015 Code of Ethics EMEA (ex UK) Page 24 of 28

13.	“Affiliate schemes” defined as all UK domiciled Invesco ICVCs, all Invesco Continental European domestic ranges and all Invesco Ireland and Luxembourg SICAVs and Unit Trusts.

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APPENDIX B

Type of Transaction in IVZ	Pre- Clearance	Basis for Approval	Quarterly Reporting of Transactions	Annual Report of Holdings
- Open market purchases & sales	Yes	Not permitted in	Yes	Yes
- Transactions in plan		blackout periods.
	Compliance Officer		Compliance Officer	Compliance Officer

Exercise of Employee Stock Options when same day sale	Yes	Not permitted in closed periods for	Yes	n/a
• Rec’d when merged w/ Invesco	IVZ Company	those in the	Compliance
• Options for Stock Grants	Secretarial	‘Blackout Group’.	Officer
• Options for Global Stock Plans
• Options for Restricted StkAwards
Option holding
period must be
satisfied.

Sale of Stocks Exercised and held until	Yes	Not permitted in	Yes	Yes
later date. Options Exercised will have		closed periods
been received as follows:	Compliance	for those in the	Compliance	Compliance
• Rec’d when merged w/ Invesco	Officer	‘Blackout Group’.	Officer	Officer
• Options for Stock Grants
• Options for Global Stock Plans
• Options for Restricted StkAwards		Stock holding period must be satisfied.

Sale of Stock Purchased through Sharesave	Yes Compliance Officer	Not permitted in closed periods for those in the ‘Blackout Group’.	Yes Compliance Officer	Yes Compliance Officer

1) Open market purchases/sales - Pre-clearance to deal is required from Compliance, no dealing is permitted during close periods for those in the ‘Blackout Group’. Details of closed periods are posted to the intranet site by Company Secretarial.

2) Employee Stock Options (a) exercise/same day sale - authorisation of the Option is granted by Company Secretarial Department and signed by Trustees of the Scheme.

3) Employee Stock Options (b) exercise/take possession/subsequent day sale - same as above,except that individual would pay for the shares and pay tax. The stock would then be lodged in the Employee share service arrangement - then if subsequent disposal was sought the normal pre-clearance process would apply (pre-clearance from Compliance - no dealing during closed periods for ‘Blackout Group’ members).

4) Stock Grants (Global Stock Plans) - Awards made yearly, stock would be purchased through Company Secretarial and held for three years. After three years elect to keep the shares or distribute - stock would be transferred to Employee share service arrangement with normal pre-clearance/closed period requirements.

5) Employees who receive IVZ stock when their company is purchased by IVZ - stock distribution as part of the transaction to buy the Company concerned. Stock would be issued to the individual concerned and, depending on the terms of the deal, may be required to be held for a period. Stock would be transferred into the Employee share service, and subject to terms of the Company deal would then follow normal pre-clearance/close period guidelines.

6) Restricted Stock Awards - similar to stock grants as above - except tax not paid initially - pre-clearance from Compliance and closed period restrictions apply.

7) Transactions in IVZ stock via a pension plan - Transaction no different to open market purchases - pre-clearance required, dealing in closed periods not allowed.

8) Sharesave - If Sharesave is exercised then stock would be placed into Employee share service arrangement. Then if individual sells they go through normal pre-clearance and closed period process. Special rules may be brought in at share save anniversary dates. These will be communicated as appropriate.

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APPENDIX C

Personal Account Dealing Guidance Overview

Investment / transaction type	60 day holding period *	Pre- Clearance	Post- event Reporting	Exempt	Not Allowed

ANY deliberate transactions (buys or sells) in Covered Securities of any type including: Equities, Options, Fixed Income, Venture Capital Funds, IVZ shares**, ETFs etc.	x	x

IVZ funds/products including PowerShares ETFs	x	x

Privately issued investment securities/hedge funds	x	x

Independent Non-Executive Directors: Personal Investment Transactions in IVZ Ltd. shares & products.	x	x

Government and local authority debt (non- OECD country)	x		x

Independent Non-Executive Directors: Personal Investment Transactions in non-IVZ shares & funds	x		x

Undirected/Automatic transactions or movements	x		x

Non-IVZ Collective Investment Schemes (excluding ETFs)				x

OECD debt (e.g. US treasury bills)				x

Financial Spread betting ***					x

Initial Public Offerings***					x

Futures/Short Sales					x

Note: in all cases, unless exempt, contract notes confirming the trades must be provided to Compliance in a timely manner. Pre-trade approval is valid for that day only.

*	An exemption might be granted but if so, profits cannot be retained
**	May be subject to a close period
***	Apply for an exemption within the pre-trade authorisation process

2015 Code of Ethics EMEA (ex UK) Page 27 of 28

APPENDIX D

D INVESCO PRE-CLEARANCE OF PERSONAL TRADE AUTHORISATION FORM N.B. UK Employess with access to STAR must use STAR for preclearance. EMEA Ex UK Employees are encouraged to use STAR but can use this form if desired. PLEASE ENSURE YOU HAVE OPENED THIS FORM WITH MACROS ENABLED Section A STEP 1 PLEASE COMPLETE THIS SECTION : Permission is sought to: Type of Security: Please state the Name of Company / Fund Stock ID (ISIN etc: ) Please Date of Request: Name of Broker Office to-date Account Number Name of Beneficial Owner: Address of Beneficial Owner: Amount of transaction: Shares or currency: PLEASE COMPLETE THIS SECTION FULLY BY PUTTING AN ‘X’ IN ONLY ONE OF THE BOXES BELOW AND THEN PRESSING THE ENTER BUTTON ON YOUR KEYPAD. THE NOTE BELOW THE BOXES WILL THEN TELL YOU WHAT TO DO NEXT This is a transaction in a Venture Capital Trust (VCT) or an Invesco/Invesco affiliated fund or a transaction in Invesco shares This a transaction in a non-Invesco affiliated fund This is a transaction which is not listed in the above two options (e.g. Investment Trusts; Ordinary shares etc ) PLEASE FOLLOW THE INSTRUCTIONS ABOVE FOR GUIDANCE I have read the Invesco Code of Ethics relevant to my region and believe to the best of my knowledge that the proposed trade (s) fully comply with the requirements of the Code. Name of Employee: Date: here to view the INVESCO UK and EMEA ex UK Code of Ethics (If you click link press the enter button on returning to form) STEP 2: COMPLETE EITHER SECTION B OR C BELOW AS INSTRUCTED ABOVE AND READ INSTRUCTIONS CAREFULLY Section B——Venture Capital Trusts(VCTs); Affiliated funds (Complete this section if directed by Section A above. ) Step 3: Answer the questions below. If you are unable to change the answers to “N” please press the enter button and try again. If thisdoes not work then you may not have enabled macros when opening the form and you should close the form and start again. 1 I certify that I do not possess material nonpublic information regarding this security and its issuer, nor am I aware of any recent trading Yes No activity in this security on behalf of clients. 2 Have you or any account covered by the pre-authorisation provisions of the Code purchased or sold these securities (or equivalent securities) in the prior 60 days? Yes No Step 4 E-mail to:*UK- Compliance Personal Share Dealing, Date: Time: Compliance Step 5: Compliance will review and revert by e-mail. You can now trade. The trade must be completed by the end of the business day from the date of this confirmation. For UK staff please ensure copy contract notes are forwarded to Kim McLaren. For EMEA ex UK contract notes should be provided to *EMEA (ex UK)——Compliance PSD Manual Process. Section C——Equity, Bonds, Warrants etc Step 3: Answer the questions below. If you are unable to change the answers to “N” please press the enter button and try again. If thisdoes not work then you may not have enabled macros when opening the form and you should close the form and start again. 1 Do you, or to your knowledge does anyone at Invesco, possess material non-public information regarding the security or the issuer of Yes No the security? 2 To your knowledge are the securities (or equivalent securities) being considered, for purchase or sale by one or more accounts managed by Yes No Invesco? 3 Have you or any account covered by the pre-authorisation provisions of the Code purchased or sold these securities (or equivalent securities) Yes No in the prior 60 days? 4 Are the securities being acquired in an initial public offering? Yes No 5 Are the securities being acquired in a private placement? If so, please complete the Private Placement form which can be obtained from the Yes No Compliance Department. STEP 4: UK employees to e-mail to *UK- Compliance Personal Share Dealing, Compliance are signing off to confirm that the securities in question have not been traded in the last three days (unless the deal is <500 shares and a main index constituent) or up to (€70,000 of par value for Fixed income and a main index constituent) and there are no outstanding orders. STEP 5: Compliance will approve or reject items back to the applicant. Compliance Compliance sign off is given for securities deals based on a review of your responses in Section 3 indicating that there would be no breach of Invesco’s fiduciary duty by the trade being executed and evidencing compliance review of personal trading restrictions as outlined in the Code of Ethics. Step 6: Once authorisation has been received from Compliance you can place the trade by the end of business day without furtherapproval. UK staff must provide a copy of the contract note to Kim McLaren, Compliance Department, Henley. EMEA ex UK staff mustprovide copy contract notes to *EMEA (ex UK)——Compliance PSD Manual Process. AUTHORITY TO DEAL This is to confirm that authorisation has been given today to the above application to acquire/dispose of the above amount of shares/bonds/options etc. This consent shall remain valid until the end of the business day from the date of this authority letter and the transaction must be completed within thistime period. As a condition of this consent the Company reserves the right to its withdrawal if circumstances arise, prior to your effecting this transaction, thatwould then make it inappropriate for you to enter into this transaction. You are required to ensure that a copy of the contract note evidencing the transaction is forwarded to the relevant Compliancedepartment in a timely manner. This authorisation is given subject to the Invesco Code of Ethics relevant to your region. 29.09.2015 Invesco assures that the confidentiality standards and data protection requirements of the country of origin are maintained. It also assures that all information regarding employees’ requests for trading remains confidential and are handled by authorised personnel only.

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